Exhibit 19.1
LOWE’S COMPANIES, INC.
INSIDER TRADING POLICY
Insider trading is prohibited by the law and this Lowe’s Companies, Inc. (“Lowe’s”) Insider Trading Policy (this “Policy”). You must not misuse material non-public information, whether the information concerns Lowe’s or any other company. Any information that could reasonably be expected to affect the price of a security is material. Information is non-public until it is broadly disseminated to the general public and the investing public has had time to absorb it fully. This Policy prohibits insider trading and “tipping,” as well as certain other speculative transactions, as described below.
1. Prohibition on Insider Trading
It is a violation of this Policy for you or a member of your household to purchase, sell, or otherwise engage in a transaction involving Lowe’s common stock or any other Lowe’s security while you are aware of material non-public information about Lowe’s.
2. Prohibition on Tipping
It is a violation of this Policy for you to tip another person by:
•communicating material non-public information to that person, other than to another
Lowe’s associate on a need-to-know basis and as part of his or her job responsibilities; or
•recommending or otherwise suggesting that another person trade, or express an opinion about engaging in any transaction involving, Lowe’s common stock or any other Lowe’s security while you are aware of material non-public information.
3. Applicability to Other Companies’ Securities
It is a violation of this Policy for you or your household members to purchase, sell, or otherwise engage in a transaction relating to, or to tip information with respect to, the securities of a customer, supplier, competitor, or other company while you are aware of material non-public information about that company that was learned through your work with Lowe’s.
4. Additional Restrictions
In addition, whether or not you are aware of material non-public information, under this Policy you and members of your household should not:
•engage in short sales of Lowe’s common stock (sales of shares that are not then owned), including a “sale against the box” (a sale with delayed delivery); or
•engage in any transaction involving the use of a security or other investment designed to hedge or offset any decrease in the market value of Lowe’s securities or, alternatively, to leverage the potential return of a predicted price movement (up or down) in Lowe’s securities (examples of such instruments and investments include forward sale contracts, futures, equity swaps, puts, calls, collars, and certain exchange funds).
Revised May 31, 2024

5. Persons Covered by this Policy
This Policy applies to all associates of Lowe’s and its subsidiaries, including officers and members of Lowe’s Board of Directors, and to certain other persons whom Lowe’s has notified, such as certain contractors or consultants.
In addition, this Policy applies to members of your household, which includes any person who lives in the same home as you (whether or not a family member) and any family member who is financially dependent on you or whose finances are managed by you. It is your responsibility to make sure that your household members comply with this Policy.
Under our Trading Window and Pre-clearance Policy, additional trading restrictions are applicable to executive officers and members of the Board of Directors of Lowe’s, as well as to certain associates who have been notified that they are subject to that policy.
The Chief Legal Officer or his or her designee, in consultation as appropriate with the Chief Executive Officer, the Chief Financial Officer, or others, has the authority to determine whether and how this Policy applies to any specific situation or information.
6. Consequences of Violation
Violation of this Policy can result in Lowe’s taking disciplinary actions, including requiring disgorgement of profits gained or losses avoided, withholding promotions, bonuses or other compensation, or termination of employment. In order to maintain Lowe’s reputation for ethical conduct and to avoid the appearance of impropriety or improper actions which could result in adverse publicity and extensive legal proceedings, this Policy prohibits conduct that in some cases may not violate the laws against insider trading. The penalties for unlawful insider trading or tipping are severe and can include repayment of profits gained or of losses that were avoided, fines and penalties, and imprisonment.

If you have any questions about this Policy, its application to any proposed transaction, or whether information constitutes material non-public information, you may obtain additional guidance by emailing stockplan@lowes.com.

FREQUENTLY ASKED QUESTIONS
Q&A 1: What information is “material”?
Information is “material” if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold, or sell a security. Any information that could reasonably be expected to affect the price of that security is material. Both positive and negative information can be material. Material information is not limited to historical facts but may also include projections and forecasts.
Q&A 2: What are common examples of potentially material information?
Common examples of potentially material information include:
•Quarterly or annual earnings, unexpected financial results, or projections of future earnings or other earnings-related guidance.
•Significant changes in sales volumes, market share, or important contracts; entering into significant new lines of business; or significant product recalls.
•A pending or proposed merger, acquisition, or tender offer, change in control, joint venture or restructuring, or an acquisition or disposition of significant assets, even if negotiations are preliminary in nature.
•Changes in executive officers or the Board of Directors.
•Changes in debt ratings or analyst upgrades or downgrades of a company or its securities.
•Major events regarding a company’s common stock, including the declaration of a stock split or dividend, the offering of additional shares, or share repurchase plans.
•A change in auditors or a potential material restatement of Lowe’s financial statements.
•Bank borrowings or other financing transactions outside the ordinary course of business.
•Severe financial liquidity problems.
•Expansion plans, including international expansion.
•Actual or threatened major litigation, investigations, or regulatory actions or proceedings, or the resolution of any such matter.
•New major contracts, orders, suppliers or finance sources, or the loss thereof.
•Significant cybersecurity vulnerabilities, risks, breaches, or similar incidents.
•Major environmental or workplace incidents.
Q&A 3: Are potential future events material if there is a chance they will not occur?
With respect to a future event, such as a merger or acquisition, the point at which negotiations are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company’s operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small. When in doubt about whether particular non-public information is material, you should presume it is material.

Q&A 4: When is information “non-public”?
Information is deemed to be “non-public” until such information is broadly disseminated to the general investing public. The fact that rumors, speculation, or statements attributed to unidentified sources are public is not sufficient to result in the information being considered public (even when the rumors are accurate).
One common misconception is that material information loses its “non-public” status as soon as a press release is issued reporting the information. In fact, information is considered to be available to the public only when it has been released broadly to the marketplace (such as by a press release or a filing with the Securities and Exchange Commission) and the investing public has had time to absorb the information fully. For purposes of this Policy, information generally is considered non-public until the close of business two full trading days following the public disclosure of the previously non-public information. A “trading day” is a day on which the New York Stock Exchange is open for business. For example, if Lowe’s announces its quarterly earnings before trading begins on a Wednesday, the first time you can buy or sell Lowe’s securities is the opening of the market on Friday (assuming you are not aware of other material non-public information at that time).
Q&A 5: What securities are covered by this Policy?
This Policy applies to transactions in Lowe’s common stock and any other securities that Lowe’s may issue, such as preferred stock, notes, bonds, and convertible securities, as well as instruments or securities that relate to and derive their value from Lowe’s securities, such as puts, calls, and options, whether or not issued by Lowe’s. This Policy also applies to any such securities that are issued by or relate to another company’s securities if you have obtained material non-public information regarding that other company through your work or relationship with Lowe’s.
This Policy applies to any such securities which you or your household members manage or have the ability to dispose of. This includes securities you hold directly, such as securities that are held in your brokerage account, or indirectly, such as securities that are held by an investment fund, trust or other entity if you serve as manager or trustee or if you are otherwise able to control, influence, or manage transactions by the entity.
Q&A 6: What transactions are subject to this Policy?
The Securities and Exchange Commission views the insider trading laws as applying broadly. Accordingly, transactions that are subject to this Policy include any purchase, sale, exchange, or other transfers for value, as well as certain gifts of securities. Covered transactions includes certain transactions through, and elections under, the Lowe’s 401(k) plan (as described further below) and sales of stock you acquire through Lowe’s stock awards or the Lowe’s employee stock purchase plan. The Policy applies to purchases and sales through the NYSE or other public markets, as well as to any privately-arranged, off-market transactions.
The trading restrictions of this Policy are applicable to certain transactions as follows:
•Gifts. This Policy’s trading restrictions apply to and prohibit gifts of securities that are made while you are aware of material non-public information, including gifts to charitable institutions, to donor advised funds, or foundations, and (except as described in the next sentence) to family members. The trading restrictions do not apply to transfers of securities made (without any return payment) to family trusts or to other estate planning transactions, provided that (i) you and your immediate family members are the sole persons that control any ability or decision to dispose of the transferred securities, (ii) you and your immediate family members are the sole beneficiaries of the trust or other entity to which the securities are transferred, and (iii) the terms of the transfer ensure that the shares remain subject to the same trading restrictions that apply to you.
•Stock Option Exercises. This Policy’s trading restrictions generally do not apply to the exercise of a stock option. The trading restrictions do apply, however, to any sale of the stock acquired through or underlying a stock option and to any “cashless exercise” of the option which involves a broker selling shares of company stock.
•401(k) Plan. This Policy’s trading restrictions do not apply to (1) persons who are enrolling in the Lowe’s 401(k) plan (the “401(k) plan”) for the first time (when initially eligible or at a later date), including new associates who are transferring a balance from another employer plan and investing that balance in Lowe’s common stock and
(2) purchases of Lowe’s common stock in the 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. The trading restrictions do apply, however, to elections to (a) increase or decrease the percentage of your periodic contributions that will be allocated to Lowe’s stock fund, (b) make an intra-plan transfer of an existing account balance into or out of Lowe’s stock fund, (c) borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company stock fund balance, (d) pre-pay a plan loan if the prepayment will result in allocation of loan proceeds to Lowe’s stock fund, and (e) cash out Lowe’s common stock on a hardship distribution approved by the 401(k) plan trustee and recordkeeper. You may suspend at any time your payroll deductions to be applied to the purchase of Lowe’s common stock under the 401(k) plan, but you may not resume those payroll deductions or change the amount of your payroll deductions during a time when you are restricted from trading Lowe’s securities under this Policy. You may reinvest dividends paid on shares of Lowe’s stock held in the 401(k) plan or the Lowe’s Companies Benefit Restoration Plan. You may not elect to receive an age 59 1/2 in-service distribution that involves Lowe’s stock fund under the 401(k) plan at a time when you are restricted from trading Lowe’s securities under this Policy.
•Stock Purchase Plan. This Policy’s trading restrictions do not apply to (1) persons who are enrolling in the Lowe’s employee stock purchase plan (the “Stock Purchase Plan”) for the first time (when initially eligible or at a later date) and (2) purchases of Lowe’s common stock in the Stock Purchase Plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction. The trading restrictions do apply, however, to any sale of the shares of Lowe’s common stock you have purchased pursuant to the Stock Purchase Plan. You may suspend at any time your payroll deductions to be applied to the purchase of Lowe’s common stock under the Stock Purchase Plan, but you may not resume those payroll deductions or change the amount of your payroll deductions except during an Enrollment Period (as defined in the Stock Purchase Plan) in accordance with the terms of the Stock Purchase Plan, even though such Enrollment Period may occur at a time when you are restricted from trading Lowe’s securities under this Policy.

•Restricted Stock and Restricted Stock Unit Awards. This Policy’s trading restrictions do not apply to the vesting and settlement of restricted stock and restricted stock units, or the withholding or sale of stock back to Lowe’s to satisfy tax withholding obligations upon the vesting of any restricted stock or restricted stock units. The trading restrictions do apply, however, to any market sale of stock received in connection with vesting and settlement of restricted stock and restricted stock units.
•Lowe’s Stock Advantage Direct Stock Purchase Plan. This Policy’s trading restrictions do not apply to purchases of Lowe’s common stock under the dividend reinvestment provisions of the Lowe’s Stock Advantage Direct Stock Purchase Plan (the “Direct Stock Purchase Plan”) resulting from your reinvestment of dividends paid on Lowe’s common stock. The trading restrictions do apply, however, to voluntary purchases of Lowe’s stock resulting from additional contributions you choose to make to the Direct Stock Purchase Plan, and to your election to participate in the Direct Stock Purchase Plan or change your level of participation in the Direct Stock Purchase Plan (other than a decision to cease participating and to withdraw all cash contributions before they are used to purchase any shares of Lowe’s common stock), and to a decision to sell Lowe’s stock held through the Direct Stock Purchase Plan.
Lowe’s reserves the right to prohibit any of the aforementioned excepted transactions as it, in its sole discretion, deems necessary.
Q&A 7: I am aware of material non-public information but have to sell some of the Lowe’s stock that I own for independent reasons, unrelated to the information I know; can I sell Lowe’s stock since I am not relying on the information while trading?
No. The law prohibits trading while “aware” of material non-public information. Governmental authorities are not required to prove that a person “used” or traded on the basis of or as a result of knowing material non-public information. Transactions that may be necessary or justifiable for independent reasons (such as the existence of a personal financial emergency) are not excepted from this Policy.
Q&A 8: Am I permitted to use margin accounts or pledge securities?
Shares of Lowe’s common stock held in a margin account or pledged as collateral for a loan may be sold without your consent by the broker if you fail to meet a margin call or by the lender in foreclosure if you default on the loan. A margin or foreclosure sale that occurs when you are aware of material non-public information violates this Policy and may constitute unlawful insider trading. Therefore, you are discouraged from using Lowe’s securities as collateral in a margin account or pledging Lowe’s securities as collateral for a loan, and should take appropriate steps to ensure that any Lowe’s securities are not sold while you are aware of material non-public information. Certain persons are prohibited from using margin accounts and pledging securities under Lowe’s Trading Window and Pre-clearance Policy.
Q&A 9: Am I permitted to use standing or limit orders?
Standing and limit orders create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction after a person becomes aware of material non-public information, even if the order was placed prior to the person becoming aware of such information. Lowe’s therefore discourages the use of standing or limit orders on Lowe’s securities that last more than two trading days. If you determine that you must use a standing order or limit order, the order should be limited to two trading days in duration.
Q&A 10: Does this policy apply to securities in a “managed account”?
Yes. You may violate insider trading law and this Policy if transactions in Lowe’s securities occur in a brokerage or investment firm’s “managed account” at a time when you are prohibited from trading under this Policy. You are encouraged to provide written instructions to any brokerage firm in which you or your household members hold a “managed account” to refrain from engaging in any transactions in Lowe’s securities.
Q&A 11: Does this Policy apply to pre-arranged trading (Rule 10b5-1) plans?
The restrictions on trading under this Policy do not apply to transactions under a written plan, contract, instruction, or arrangement that is designed to satisfy Rule 10b5-1(c) under the Securities Exchange Act of 1934 (a “Rule 10b5-1 Plan”) and that has been reviewed and approved by the Chief Legal Officer or his or her designee (or, in the case of the Chief Legal Officer, by the Chief Executive Officer) in advance of adoption, modification, or termination. Please consult with your broker and the Chief Legal Officer or his or her designee regarding questions on Rule 10b5-1 Plans.
Q&A 12: Does the Policy still apply to me once I leave Lowe’s?
If you are aware of material non-public information at the time of your termination of employment with Lowe’s or your resignation or the end of your term as a director, you may not engage in any transaction involving Lowe’s securities until that information has become public or is no longer material. In all other respects, the procedures set forth in this Policy will cease to apply to transactions by you and your household members following the termination of your employment or services, unless you are subject to the additional restrictions under Lowe’s Trading Window and Pre-clearance Policy, in which case this Policy will cease to apply to you and your household members upon the opening of the next Trading Window (as defined in the Trading Window and Pre-clearance Policy) after termination.
Q&A 13: Who can I ask questions about this Policy?
If you have any questions about this Policy or its application to any proposed transaction, you may obtain additional guidance by emailing stockplan@lowes.com.

The ultimate responsibility for adhering to this Policy and avoiding allegations of improper trading rests with you. This Policy is only designed to reduce the risk that such violation will be found to have occurred. You are required to immediately report any potential violations of insider trading laws by emailing compliance@lowes.com.

LOWE’S COMPANIES, INC.
TRADING WINDOW AND PRE-CLEARANCE POLICY
1. Applicability – Covered Persons
This Lowe’s Companies, Inc. (“Lowe’s”) Trading Window and Pre-clearance Policy (this “Policy”) applies to:
•all directors serving on Lowe’s Board of Directors,
•all executive officers of Lowe’s who are subject to Section 16 of the Securities Exchange Act of 1934 (“Designated Officers”), and
•certain designated associates working in business areas that afford them regular or special access to material non-public information about Lowe’s, or who have otherwise been informed by the Chief Legal Officer or his or her designee that they are subject to this Policy (“Designated Associates”) (all such persons are referred to as “Covered Persons” and each, a “Covered Person”).
The Chief Legal Officer or his or her designee will maintain a list of Designated Associates and periodically notify such persons that they are Designated Associates.
This Policy also applies to any household member of a Covered Person, which includes any person who lives in the same home as a Covered Person (whether or not a family member) and any family member who is financially dependent on a Covered Person or whose finances are managed by a Covered Person. It is your responsibility to make sure that your household members comply with this Policy.
All Covered Persons and their household members are also subject to the Lowe’s Insider Trading Policy, in addition to this Policy.
2. Applicability – Covered Transactions
During the “blackout periods,” all Covered Persons and their household members are prohibited from engaging in any of the transactions that are restricted under the Insider Trading Policy, regardless of whether such person is aware of material non-public information at that time. All transactions in Lowe’s securities by directors and Designated Officers, including any transfers or other change in the form of ownership of any Lowe’s securities, are subject to the pre-clearance provisions of this Policy, regardless of whether such transactions are subject to trading restrictions or are permissible under the Insider Trading Policy.
The Chief Legal Officer or his or her designee, in consultation as appropriate with the Chief Executive Officer, the Chief Financial Officer, or others, has the authority to determine whether and how this Policy applies to any specific situation or information.
3. Blackout Periods
All Covered Persons and members of their household are prohibited from purchasing, selling, or otherwise engaging in transactions involving any Lowe’s securities during the blackout periods as defined below.
Revised May 31, 2024

•Quarterly Blackout Periods. Quarterly blackout periods are communicated to Covered Persons in quarterly notice announcements, but generally cover the period commencing after the end of the second month of each fiscal quarter and ending two full trading days following the date of the public release of Lowe’s earnings results for that quarter.
•Other Blackout Periods. From time to time, Lowe’s may determine that information regarding matters other than Lowe’s financial results is or may be considered to be material non-public information (such as negotiation of mergers, acquisitions or dispositions, or other significant new business plans). Accordingly, Lowe’s may impose special blackout periods during which certain personnel and members of their household are prohibited from engaging in transactions involving Lowe’s securities until such information is publicly disclosed. In addition, directors and Designated Officers may be subject to certain pension plan blackout periods under the Securities and Exchange Commission’s Regulation Blackout Trading Restriction. If Lowe’s imposes a special blackout period, it will notify the affected personnel accordingly.
•Modification of a Blackout Period. The Chief Legal Officer or his or her designee may shorten, suspend, terminate, or extend any blackout period at such time and for such duration as he or she deems appropriate given the relevant circumstances. Any persons affected by such a modification will be appropriately notified.
4. Open Trading Windows
Covered Persons and members of their household are permitted to engage in transactions involving Lowe’s securities when no blackout period is in effect (i.e., during an open “Trading Window”).
Generally, this means that Covered Persons can engage in any transaction involving Lowe’s securities during the period commencing at the close of business two full trading days following the public disclosure of Lowe’s earnings for the prior fiscal quarter or year and until the commencement of the next blackout period. For example, if Lowe’s announces its quarterly earnings before trading begins on a Wednesday, the first time a Covered Person can buy or sell Lowe’s securities (assuming they are not aware of other material non-public information) is the opening of the market on Friday. In addition, if Lowe’s imposes a special blackout period as described above, the Trading Window will be closed for those affected persons and will re-open only once the special blackout period has ended. Even if a blackout period is not in effect, at no time may a Covered Person engage in any transaction involving Lowe’s securities if they are aware of material non-public information about Lowe’s.
5. Pre-clearance of Securities Transactions
Directors and Designated Officers, as well as members of their household, may not engage in any transaction or make any election that will result in any transaction involving Lowe’s securities without first obtaining written pre-clearance of the transaction from the Chief Legal Officer or his or her designee, regardless of whether such transaction is subject to or exempt from some or all of the provisions of the Insider Trading Policy (including a stock plan transaction such as an option exercise, or a gift, transfer of shares to a family member, or contribution to a trust, or any other direct or indirect transfer of interest in Lowe’s securities). A request for pre-clearance
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should be submitted at least two business days in advance of the proposed transaction.
An approval to proceed given in response to a request for pre-clearance by a director or Designated Officer is valid only for two trading days, including the trading day on which the approval is given if the principal trading market for Lowe’s common stock remains open when the approval is given, but regardless may not be executed if the director or Designated Officer acquires material non-public information concerning Lowe’s during that time. If the transaction is not placed within that period, pre-clearance must be requested and approved in writing again. Requesting persons must treat denials of pre-clearance requests as confidential.
The Chief Legal Officer or his or her designee is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. The Chief Legal Officer may not engage in any transaction involving Lowe’s securities unless the Chief
Executive Officer has approved the transaction in accordance with the procedures set forth in this Policy.
6. Certain Additional Prohibited Transactions
Covered Persons and their household members are subject to following additional restrictions on trading or investing in Lowe’s securities, regardless of whether the Covered Person is at the time aware of material non-public information.
•Broker-Sponsored Dividend Re-investment Plans. Designated Associates may participate in a broker-sponsored dividend reinvestment plan. Designated Officers and directors may not participate in such plans and should specifically instruct their brokers in writing not to enroll their account in any such arrangement with respect to Lowe’s stock.
•Margin Accounts and Pledges. Covered Persons may not hold Lowe’s securities in a margin account or pledge Lowe’s securities as collateral for a loan.
7. Rule 10b5-1 Plans
The trading and pre-clearance restrictions under this Policy do not apply to transactions under a written plan, contract, instruction, or arrangement that is designed to satisfy Rule 10b5-1(c) under the Securities Exchange Act of 1934 (a “Rule 10b5-1 Plan”) and that has been reviewed and approved by the Chief Legal Officer or his or her designee (or, in the case of the Chief Legal Officer, by the Chief Executive Officer) in advance of adoption, modification, or termination. Please consult with your broker and the Chief Legal Officer or his or her designee regarding questions on Rule 10b5-1 Plans.
8. Acknowledgment and Certification
All Covered Persons must certify annually their understanding of, and intent to comply with, this Policy.
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